EXHIBIT 99(h)(4)(D)


                                    AMENDMENT
                                       TO
                            FUND ACCOUNTING AGREEMENT
                                     BETWEEN
             TAMARACK FUNDS TRUST AND BISYS FUND SERVICES OHIO, INC.

AGREEMENT made this 31st day of August, 2006 between Tamarack Funds Trust (the "Trust"), 100 South Fifth Street, Suite 2300, Minneapolis, Minnesota 55402 and BISYS Funds Services Ohio, Inc. (the "Fund Accounting Agent"), 3435 Stelzer Road, Columbus, Ohio 43219. In accordance with Section 24(d) of the Fund Accounting Agreement made the 31st day of March, 2004, between the Trust and the Fund Accounting Agent (the "Agreement"), the parties wish to amend the Agreement as set forth herein.

Schedule A is amended by adding as a new final entry to the list of funds on that schedule: "Treasury Plus Money Market Fund (effective August 31, 2006)".

This Amendment may be executed in one or more counterparts, each of which shall be an original but all of which, taken together, shall constitute one and the same agreement.


                                    * * * * *


IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed in their names and on their behalf by and through their duly authorized officers, as of the day and year first above written.


                                          TAMARACK FUNDS TRUST

                                          By:    /s/ Jennifer Lammers
                                             --------------------------------
                                          Name:  Jennifer Lammers
                                          Title: President


                                          BISYS FUND SERVICES OHIO, INC.



                                          By:    /s/ Fred Naddaff
                                             --------------------------------
                                          Name:  Fred Naddaff
                                          Title: President